Exhibit 99.1

Legacy Reserves LP to Acquire Oil and Natural Gas Producing Properties for $60.5 Million

MIDLAND, Texas, September 4, 2007 -- Legacy Reserves LP (Nasdaq:LGCY) today announced that it has signed a definitive purchase agreement to acquire certain oil and natural gas producing properties from private parties for a purchase price of $60.5 million, subject to purchase price adjustments, to be paid in cash.  The properties are located in the Texas Panhandle.  The acquisition is subject to customary closing conditions and is expected to close during October, 2007.

Operational highlights:

•	Estimated proved reserves of approximately 3.95 million Boe
•	100% proved developed producing reserves
•	Proved reserves to production ratio of approximately 18 years
•	Current net production of approximately 606 Boe per day
•	263 producing wells, all of which are operated

Financial highlights:

The purchase of the subject properties will be funded with borrowings from our revolving credit facility, for which the borrowing base is currently under review by our bank group for expansion.  We expect the acquisition to be immediately accretive to distributable cash flow per unit and that management will recommend to the Board of Directors of the general partner of Legacy Reserves LP an increase to the distribution with respect to fourth quarter 2007 payable in first quarter of 2008.

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to Legacy's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes; lease operating expenses, general and administrative costs and finding and development costs; future operating results; and the factors set forth under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006.

Contact:
Legacy Reserves LP
Steven H. Pruett
President and Chief Financial Officer
432-689-5200

Source: Legacy Reserves LP